 Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/Corp. Communications
(781) 994-0300
www.ArQule.com

PHASE 2 STUDY RESULTS FOR TIVANTINIB IN COMBINATION WITH
CETUXIMAB AND IRINOTECAN FOR COLORECTAL CANCER PRESENTED AT
ASCO 2013

●	Signals of clinical benefit observed in consistent trends toward improved progression-free survival, overall response rate and overall survival
●	Patients pre-treated with oxaliplatin show particular benefit

Woburn, MA, June 1, 2013 – ArQule, Inc. (Nasdaq: ARQL) today announced final data from a randomized, placebo-controlled, double-blind, Phase 2 clinical trial with tivantinib in combination with cetuximab and irinotecan in patients with relapsed or refractory KRAS wild-type metastatic colorectal cancer (CRC).   These data were presented today at the 2013 Annual Meeting of the American Society of Clinical Oncology (ASCO) (abstract number 3508) by Dr. Cathy Eng, M.D., F.A.C.P., M.D. Anderson Cancer Center, Associate Director, Colorectal Center.

“The multiple encouraging signals of clinical benefit observed in this trial include consistent trends in improved progression free survival (PFS), overall response rate (ORR) and overall survival (OS) in patients who received tivantinib in combination with cetuximab and irinotecan,” said Dr. Eng. “Trends toward improvements in all of these outcomes were also seen in a small MET high sub-group, but a larger sample size is required to validate conclusively the treatment impact in this population.  The results also underscore the need to ensure standardized pretreatment regimens among enrolled patients and uniform tissue collection procedures at enrollment to allow for more robust correlative outcome assessments related to the MET pathway.”

The primary endpoint of this trial was PFS in the intent to treat (ITT) population.  Other study endpoints were OS, ORR and safety for the ITT population.    Patient recruitment in the trial was discontinued prior to meeting the original goal of 150 patients.   As a result, the number of PFS events available for statistical analysis was decreased from 110 to 80.

As previously announced, the trial did not meet its primary endpoint, but data analyses showed that the median PFS in the treatment arm (patients treated with tivantinib plus irinotecan and cetuximab) was 8.3 months, compared with 7.3 months in the control arm (patients treated with placebo plus irinotecan and cetuximab) (hazard ratio = 0.85, 95% CI: 0.55, 1.33, stratified log-rank p = 0.38).

Median OS in the treatment arm was 19.8 months, compared with 16.9 months in the control arm (hazard ratio = 0.70, 95% CI: 0.42, 1.17, stratified log-rank p = 0.25). ORR in the treatment arm was 45 percent versus 33 percent in the control arm.  The PFS and ORR results obtained in both the treatment and control arms were substantially greater than expected compared to previously published historical norms.

Patients pre-treated with oxaliplatin in the treatment arm experienced favorable PFS and OS results.  Among these patients, median PFS was 8.3 months compared with 7.2 months in the oxaliplatin-treated control arm (hazard ratio = 0.66 CI: 0.41, 1.09, stratified log-rank p=0.10), and median OS was 22.3 months compared with 14.1 months (hazard ratio = 0.58, 95% CI: 0.33, 1.02, stratified log-rank p = 0.06).   ORR in oxaliplatin pre-treated patients who received tivantinib was 42.6 percent, compared with 27.1 percent in the placebo arm.  Efficacy observations in a small MET-high sub-group were inconclusive and would require further assessment with a larger sample size.

Adverse events were reported at similar rates in the treatment and control arms of the trial, except for increased neutropenia observed in the treatment arm, with no discontinuations of treatment for this reason.  No treatment-emergent adverse events leading to death were assessed as related to study treatment.  Tivantinib was generally well tolerated in combination with the approved doses of irinotecan and cetuximab studied in this trial.

The 122 patients in the trial (US n=67; Russia n=39; Western Europe n=16) had unresectable CRC and disease progression after first-line therapy.  Patients were randomized to receive tivantinib at 360 milligrams (mg) twice daily in combination with cetuximab at 500 mg/square meter every 14 days and irinotecan at 500 mg/square meter every 14 days or placebo twice daily with the same regimen of cetuximab and irinotecan.

The trial was conducted by Daiichi Sankyo, the co-developer with ArQule of tivantinib in all regions outside of certain territories in Asia.

About Colorectal Cancer (CRC)

Colorectal cancer is the second leading cause of cancer-related deaths in the U.S. and is the third most common cancer in men and women.  According to the National Cancer Institute, it is estimated that more than 140,000 new cases of colorectal cancer will be diagnosed in 2012, and an estimated 51,700 deaths from the disease will occur this year.  The estimated incidence rate was 46 per 100,000 people during the period 2005-2009.

About MET and Tivantinib (ARQ 197)

Tivantinib is an orally administered, selective inhibitor of MET, a receptor tyrosine kinase, which is currently in Phase 2 and Phase 3 clinical trials.  In certain healthy adult cells, MET is present in low to normal levels to support natural cellular function, but in some cancer cells, MET is inappropriately and continuously activated. When abnormally activated, c-Met plays multiple roles in aspects of human cancer, including cancer cell growth, survival, angiogenesis, invasion and metastasis.    The activation of certain cell signaling pathways, including MET, has also been associated with the development of resistance to EGFR (epidermal growth factor receptor) inhibitors such as cetuximab.

Pre-clinical data have demonstrated that tivantinib inhibits MET activation in a range of human tumor cell lines and shows anti-tumor activity against several human tumor xenografts.  In clinical trials to date, treatment with tivantinib has been generally well tolerated and has shown clinical activity in the tumors studied.  Tivantinib has not yet been approved for any indication in any country.

About ArQule, Inc. and Daiichi Sankyo, Co., Ltd.

On December 19, 2008, ArQule and Daiichi Sankyo, Co., Ltd. signed a license, co-development and co-commercialization agreement to co-develop tivantinib in the U.S., Europe, South America and the rest of the world, excluding Japan, China (including Hong Kong), South Korea and Taiwan, where Kyowa Hakko Kirin Co., Ltd. has exclusive rights for development and commercialization.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the MET receptor tyrosine kinase.  The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR); ARQ 621, designed to inhibit the Eg5 kinesin motor protein; and ARQ 736, designed to inhibit the RAF kinases. ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains statements regarding clinical trials, particularly in colorectal cancer with tivantinib (ARQ 197) conducted by ArQule and its business partner, Daiichi Sankyo.  These statements are based on the current beliefs and expectations of both companies, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib may not demonstrate a promising therapeutic effect; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead ArQule or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data.  Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities. Regulatory authorities may disagree with ArQule’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib are subject to the ability of ArQule, Daiichi Sankyo, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome technical hurdles and other issues related to the conduct of the trials for which each of them is responsible.  There is a risk that these issues may not be successfully resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, Daiichi Sankyo or Kyowa Hakko Kirin may decide not to license or continue to develop them, as the case may be.  In addition, Daiichi Sankyo and Kyowa Hakko Kirin have certain rights to unilaterally terminate their agreements with ArQule. If either company were to do so, ArQule might not be able to complete development and commercialization of the applicable licensed products on its own. For more detailed information on the risks and uncertainties associated with ArQule’s drug development and other activities, see ArQule’s periodic reports filed with the Securities and Exchange Commission. Neither ArQule nor Daiichi Sankyo undertakes any obligation to publicly update any forward-looking statements.
###